Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan and 2005 Non-Employee Directors’ Stock Option Plan of Web.com Group, Inc. of our reports dated March 6, 2013, with respect to the consolidated financial statements of Web.com Group, Inc. and the effectiveness of internal control over financial reporting of Web.com Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Orlando, Florida

April 29, 2013